Exhibit 99.1

MAGUIRE PROPERTIES APPOINTS

NEW INDEPENDENT DIRECTOR

—Sets October 2 as Date of Annual Meeting of Stockholders—

LOS ANGELES, July 7, 2008—Maguire Properties, Inc. (NYSE: MPG), a Southern California-focused real estate investment trust, announced today that it has appointed Ms. Christine N. Garvey to its Board of Directors, effective immediately, filling its vacant Board seat. The Company also announced the date of its Annual Meeting of Stockholders.

Mr. Nelson C. Rising, President and Chief Executive Officer, commented, “I am delighted to have Christine Garvey join our Board. Her extensive global real estate experience in both corporate real estate and real estate lending will be a valuable addition. We are confident her knowledge, expertise and talent will complement and strengthen our existing Board in order to best serve our shareholders.”

Ms. Garvey most recently served as the head of Corporate Real Estate Services at Deutsche Bank AG London, where she managed a staff of more than 1,500 globally and was responsible for 38 million square feet and a budget of 1.5 billion Euros. She retired from that position in 2004. Prior to being recruited to Deutsche Bank, she served at Cisco Systems, Inc. where she oversaw its global facilities expansion. Ms. Garvey served for 10 years at Bank of America and was responsible for foreclosed real estate (OREO, with over $4 billion in sales), corporate real estate (with 40 million square feet in 50 countries) and worldwide real estate lending (with $24 billion in outstandings).

Ms. Garvey received a Bachelor of Arts degree (magna cum laude) from Immaculate Heart College and a Juris Doctor degree from Suffolk University Law School in Boston. She is an inactive member of the Massachusetts Bar Association, the Vermont Bar Association, and the Federal Bar.

Annual Meeting of Stockholders

The Company’s Annual Meeting will be held on October 2, 2008 at 8:00 am local time at the Omni Los Angeles Hotel, located at 251 South Olive Street, Los Angeles, California 90012. At that time, stockholders of record will be asked to elect the Company’s directors and to vote upon any and all such other matters as may properly come before the Annual Meeting. Pursuant to the Company’s bylaws, to be timely any stockholder nominations and proposals must be submitted to the Company’s Secretary at the Company’s principal executive offices not later than the 60th day prior to the Annual Meeting date. In addition, the Board has fixed the close of business on August 13, 2008 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and at any continuation, postponement or adjournment thereof.

About Maguire Properties, Inc.

Maguire Properties, Inc. is the largest owner and operator of Class A office properties in the Los Angeles central business district and is primarily focused on owning and operating high-quality office properties in the Southern California market. Maguire Properties, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing, acquisitions, development and financing. For more information on Maguire Properties, visit the Company’s website at www.maguireproperties.com.

Business Risks

This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases at favorable rates, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; risks associated with the potential failure to effectively manage the Company’s growth and expansion into new markets, to identify properties to acquire, to complete acquisitions or to integrate acquisitions successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; risks associated with joint ventures; potential liability for uninsured losses and environmental contamination; risks associated with our Company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended and possible adverse changes in tax and environmental laws; and risks associated with the Company’s dependence on key personnel whose continued service is not guaranteed.

For a further list and description of such risks and uncertainties, see our Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on April 28, 2008. The Company does not update forward-looking statements and disclaims any intention or obligation to update or revise them, whether as a result of new information, future events or otherwise.

CONTACT:	Maguire Properties, Inc.
Peggy Moretti
Senior Vice President, Investor and Public Relations
(213) 613-4558